Exhibit 5.1

August 5, 2015

IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501

Ladies and Gentlemen:

I am the Executive Vice President, Corporate Secretary and General Counsel of IBERIABANK Corporation, a Louisiana company (the “Company”), and in such capacity have acted as counsel for the Company in connection with the offering and sale of an aggregate of 3,200,000 depositary shares (the “Depositary Shares”), each such Depositary Share representing a 1/400th ownership interest in a share of the Company’s 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”), with a liquidation preference of $10,000 per share of Series B Preferred Stock (equivalent to $25 per Depositary Share) and representing an aggregate of 8,000 shares (the “Shares”) of the Series B Preferred Stock, pursuant to the Underwriting Agreement, dated July 29, 2015 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several other underwriters named in Schedule A to the Underwriting Agreement (collectively, the “Underwriters”). The Shares are, when issued, to be deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”), representing the Depositary Shares, to be issued by Computershare Trust Company, N.A., as depositary (Computershare Trust Company, N.A., together with Computershare, Inc., the “Depositary”), under a Deposit Agreement, dated as of August 5, 2015, among the Company, the Depositary and holders from time to time of the Depositary Receipts issued thereunder (the “Deposit Agreement”).
In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon:
(a)the registration statement on Form S-3 (File No. 333-202489) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended;
(b)    the Articles of Amendment dated August 4, 2015 establishing the terms of the Series B Preferred Stock filed with the Secretary of State of the State of Louisiana;
(c)    the Deposit Agreement;
(d)    a copy of a global Depositary Receipt representing the Depositary Shares;
(e)    the Underwriting Agreement; and
(f)    such records of the Company and such agreements, certificates and receipts of public officials, certificates as to factual matters executed by responsible officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.
I have assumed the legal capacity of all natural persons, the genuineness of all signatures; the authenticity, accuracy and completeness of all documents submitted to me as originals; and the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity, accuracy and completeness of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
1.The Company is validly existing as a corporation in good standing under the laws of the State of Louisiana.
2.    The Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued and fully paid and non-assessable.
I am admitted to practice law in the State of Louisiana and express no opinions as to matters under or involving any laws other than the laws of the State of Louisiana and federal laws of the United States of America.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 5, 2015 and to the use of my name under the caption “Legal Matters” in the prospectus relating to the Shares and the Depository Shares that is part of the Registration Statement.
Sincerely,

/s/ Robert B. Worley, Jr.
Name: Robert B. Worley, Jr.
Title: Executive Vice President,
Corporate Secretary and General Counsel